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                    [EOTT ENERGY PARTNERS, L.P. LETTERHEAD]


                                                FOR FURTHER INFORMATION CONTACT:
                                                        Media Relations Contact:
                                                                      Wade Gates
                                                                    713.993.5152

FOR IMMEDIATE RELEASE:  MONDAY, FEBRUARY 11, 2002

EOTT ENERGY ANNOUNCES RESIGNATION OF ARTHUR ANDERSEN

Houston - EOTT Energy Partners, L.P. (NYSE: EOT) today announced that its auditing firm, Arthur Andersen LLP, has withdrawn as its auditor, effective February 5, 2002. Andersen did not indicate that the withdrawal related to any disagreements concerning financial statement disclosure, accounting principles, practices or auditing scope and procedure. Andersen has indicated that it has not withdrawn any of its opinions expressed in their auditors' reports for any periods for which they conducted EOTT's audits. EOTT is not aware of any disagreements with Andersen concerning accounting issues. EOTT understands that this withdrawal relates to Andersen's professional standards concerns, including auditor independence issues, relating to recent events involving Enron Corp. The General Partner of EOTT, EOTT Energy Corp., is a wholly owned subsidiary of Enron Corp., though it is not a part of Enron Corp.'s bankruptcy proceedings. EOTT indicated that the timing of Andersen's withdrawal and the necessity to engage another auditor may result in a delay in the filing of its audited financials for 2001 on Form 10-K. EOTT is currently talking to major accounting firms and plans to name a replacement auditor as soon as possible. A Form 8-K Current Report covering the withdrawal of Andersen will be filed by EOTT with the SEC later today.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT."